Golden Minerals Signs Definitive Agreement to Sell its El Quevar Silver Project

GOLDEN, CO - /BUSINESS WIRE/ - September 27, 2024 – Golden Minerals Company (“Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) announces that further to its press release dated September 3, 2024, it has entered into a definitive agreement (the “Definitive Agreement”) to sell Silex Argentina S.A. (“Silex”), its wholly-owned subsidiary, to Butte Energy Inc. (“Butte”). Butte has agreed to purchase 100% of the issued and outstanding shares of Silex, which is the sole owner of the Company’s El Quevar silver project located in Salta Province, Argentina.

The Definitive Agreement is binding on the parties, pending closing of the sales transaction (the “Transaction”) on or prior to October 31, 2024. The purchase price for the acquisition of 100% of Silex is US$3,500,000, payable in cash, as follows:

1.	US$500,000, as a non-refundable deposit, which was paid on September 3, 2024;
2.	US$500,000, payable to Golden prior to the close of business on September 27, 2024; and
3.	US$2,500,000 payable to Golden upon closing of the Transaction (the “Final Payment”).

Closing of the Transaction will be subject to additional conditions, including receipt of regulatory approvals. INFOR Financial Inc. is acting as financial advisor to the Company in relation to this Transaction. Fasken Martineau DuMoulin LLP is acting as Canadian counsel to the Company.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”), including statements regarding the Company closing the Transaction and the Company receiving the payment due on September 27, 2024 and the Final Payment as contemplated by the Definitive Agreement.

These statements are subject to risks and uncertainties including the Company’s receipt of the payment due on September 27, 2024 and the Final Payment, receipt of regulatory approvals required, the satisfaction or waiver of closing conditions, or the ability of the Company to close the Transaction. Golden assumes no obligation to update this information. Additional risks relating to Golden may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060